EXHIBIT INDEX


Exhibit No.             Description

(99)                    Press Release dated October 30, 2000


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Gentiva Health Services

                                                             Document is copied.
                                                                   Press Release


                    Gentiva Health Services Completes Sale of
       Staffing Business and Announces Canadian Home Health Sale Agreement

               MELVILLE, N.Y., Oct. 30, 2000 -- Gentiva Health Services (Nasdaq:
GTIV), America's leading provider of specialty pharmaceutical distribution and home health care services, today announced that it has completed the sale of its staffing business to a company formed by InteliStaf Holdings, Inc. and the Carlyle Group in a cash transaction of approximately $67.5 million. The company reiterated today that proceeds from this sale will be used to substantially reduce Gentiva's net debt.

               Gentiva also announced that it has entered into a sale agreement with Bayshore Health Group, a Canadian company, to sell its Canadian home health operations for undisclosed terms. Gentiva Canada represented less than three percent of Gentiva's 1999 revenues. The company said it expects the sale of its Canadian operations to close by the end of the year.

               "The completion of the staffing sale and the Canadian agreement accomplishes two significant objectives for Gentiva," said Edward A. Blechschmidt, chairman, president and chief executive officer of Gentiva Health Services. "Besides greatly improving our balance sheet, it allows us to focus even more intensely on enhancing our position as the leader in our two core businesses, specialty pharmaceutical distribution and home health care services."

               Gentiva Health Services (Nasdaq: GTIV) is America's leading provider of specialty pharmaceutical and home health care services. With more than 300 locations in the United States, the company had approximately $1.5 billion in 1999 revenues. For more information, visit Gentiva's Web site, www.gentiva.com.

               Information contained in this news release, other than historical information, should be considered forward-looking, and is subject to various risk factors and uncertainties. For instance, the company's strategies and operations involve risks of competition, changing market conditions, changes in laws and regulations affecting our industries and numerous other factors discussed in this release and in the company's filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those anticipated in any forward-looking statements.